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                    EXCLUSIVE MARKETING AND DISTRIBUTION AGREEMENT


                                       between


                           NORTH AMERICAN SCIENTIFIC, INC.


                                         AND


                                  MENTOR CORPORATION


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                    EXCLUSIVE MARKETING AND DISTRIBUTION AGREEMENT


    THIS EXCLUSIVE MARKETING AND DISTRIBUTION AGREEMENT ("Agreement"), dated for reference purposes as of June 16, 1997, is entered into by and between NORTH AMERICAN SCIENTIFIC, INC., a Delaware corporation ("NAMS"), and MENTOR CORPORATION, a Minnesota corporation ("MENTOR"), with reference to the following facts:

    RECITALS:

    A. NAMS (1) is engaged in the business of producing Iodine-125 radioactive sources (I-125 Sources) utilized in brachytherapy procedures for the treatment of tumors and other cancerous conditions in soft-tissue organs and (2) believes that it can manufacture I-125 Sources on a cost-effective basis.

    B. MENTOR is engaged in the business of manufacturing, marketing and distributing medical products, equipment and devices used in the treatment of urological and other disorders.

    C. There is only a limited supply of I-125 Sources available for use in brachytherapy procedures, and the parties believe that there is an existing unmet demand for additional I-125 Sources in the market. MENTOR therefore desires to obtain the exclusive right to market and distribute I-125 Sources produced by NAMS both in the United States and in all foreign markets in the Field of Use (as hereinafter defined), and NAMS desires to grant such rights to MENTOR for such purposes on the terms and conditions of this Agreement.

    AGREEMENTS:

    NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.  DEFINITIONS

    Unless the context in which used requires a different meaning or interpretation, the following words and phrases shall have the meanings set forth below:

    1.1 AFFILIATE. A person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the designated party, but only for as long as such control relationship exists.

    1.2 ANCILLARY PRODUCTS. Instruments, supplies and materials manufactured by or for MENTOR or NAMS that are designed or are suitable for use in connection with the use of the Product in the Field of Use, including (by way of example and not in limitation), drapes, wipes, catheters, ultrasound guides, biopsy guns, needles, templates and the like.


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    1.3   ANNUAL SALES TARGET.  The quantity of Products required to be sold to
Customers during a Sales Year in order to achieve and maintain the Target Market Share by the end of such Sales Year.

    1.4 ANTICIPATED REQUIREMENTS. MENTOR's projected purchases of the Product as set forth in the forecasts provided by MENTOR to NAMS pursuant to
Section 6.6 of this Agreement.

    1.5 APPLICABLE REGULATORY REQUIREMENTS. Any statute, law, ordinance, rule, regulation, requirement, order or decree promulgated by (a) any federal, state or local government or any agency or instrumentality thereof having jurisdiction over the manufacture, shipment, handling, use, storage or disposal of medical devices or radioactive materials, and (b) any government, or any agency or instrumentality of the government, of any foreign country or a political subdivision of a foreign country into which the Product is shipped or in which the Product is sold.

    1.6 COMMERCIAL SALES. A sale of the Product made by MENTOR to a Customer in the ordinary course of business (excluding sales of samples or for education and training purposes) after the Product is Commercially Available.

    1.7 COMMERCIALLY AVAILABLE. The existence of production capacity sufficient to satisfy MENTOR's anticipated requirements for the Product during the first Sales Year.

    1.8 CONFIDENTIAL INFORMATION. All information of a confidential or proprietary nature disclosed by MENTOR to NAMS or by NAMS to MENTOR in connection with or pursuant to this Agreement. As used in this Agreement, "Confidential Information" shall not include any information or data disclosed to a party (the "Recipient") that (a) was in the Recipient's lawful possession prior to the Recipient's receipt of the same pursuant to this Agreement, (b) which at the time of the disclosure is or thereafter becomes, through no act or failure to act on the part of the Recipient, known within the industry or part of the public domain, (c) which corresponds in substance to information furnished to the Recipient by a Third Party without breaching any confidentiality or nondisclosure agreements to which such Third Party was subject, or (d) which corresponds in substance to information which the Recipient independently develops.

    1.9   CONTROL.   With respect to any Person or group of Persons,
possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, including (a) in the case of a corporation, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors and, (b) in the case of any other business entity, ownership of more than fifty percent (50%) of the beneficial interest in capital or profits.

    1.10  CUSTOMER.  Any Person to whom NAMS delivers one or more


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units of the Product pursuant to a purchase order received by NAMS, whether such purchaser order was submitted directly by the purchaser or on behalf of the purchaser by MENTOR or any other Person.

    1.11 DEFECTIVE PRODUCT. Product that was not manufactured and produced in accordance with the requirements of Section 6.15 of this Agreement or that otherwise fails to conform to the product warranties set forth in that Section.

    1.12 DEFICIENCY NOTICE. A written notice given by NAMS to MENTOR pursuant to Section 5.5, below, which (a) sets forth (i) NAMS's opinion as to the size of the market for the Products in the Field of Use in a specified Geographic Market Area for a specified Sales Year, and (ii) NAMS's computation of the amount of additional purchases NAMS believes to be necessary to satisfy the Annual Purchase Target for such Geographic Market Area for such Sales Year, and (b) is accompanied by appropriate, independent market data and research in support of such opinion.

    1.13 DOCUMENTED COST. The sum of (a) the price paid by MENTOR to NAMS for units of the Product purchased by MENTOR pursuant to this Agreement plus (b) taxes, freight and insurance paid by MENTOR in order to take possession of such Product FOB NAMS's factory.

    1.14 EFFECTIVE DATE. The date on which the consideration payable by MENTOR pursuant to Section 3 of this Agreement has been paid to NAMS.

    1.15 EUROPEAN COMMUNITY. The European Economic Community formed pursuant to the 1975 Treaty of Rome, as modified by the Single European Act of 1987.

    1.16  FDA.     The United States Food and Drug Administration.

    1.17 FIELD OF USE. The treatment of prostate cancer through brachytherapy procedures utilizing I-125 Sources and Palladium 103 Sources.

    1.18 FIXED PRICE. That portion of the purchase price for the Product that is payable by MENTOR to NAMS without regard to the Net Selling Price for the Product received by MENTOR from its Customer.

    1.19 FORCE MAJEURE. The occurrence of an act of God or other events beyond the reasonable ability of the party affected thereby to control, such as wars or insurrection, strikes, fires, vandalism, floods, earthquakes, work stoppages, embargoes, labor shortages, lack of materials or other similar circumstances.

    1.20 GEOGRAPHIC MARKET AREA. The following geographic areas, each of which shall constitute a separate Geographic Market Area: (a) the United States;
(b) Canada; (c) Central America (including

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Mexico and the Caribbean); (d) the South American continent ; (e) the United
Kingdom and Western Europe; (e) Eastern Europe (including all former Soviet Republics); (f) the African continent; (g) the Middle East and Southwest Asia (excluding Afghanistan) ; (h) South Asia (including Afghanistan, Pakistan, India, Nepal, Bhutan, Bangladesh and Sri Lanka); (i) Southeast Asia (including Burma, Malaysia, Indonesia and the Philippines; (j) East Asia (Mongolia, China, Taiwan, Japan, Korea and Hong Kong); and (k) Australia/New Zealand (including Oceania).

    1.21 IMPROVEMENT. Any change in the Product that enhances the performance of the Product or that makes it easier to distribute, store, use or dispose of.

    1.22 INSOLVENT. With respect to any Person: (a) the filing of an application by a Person for, or such Person's consent to, the appointment of a trustee, receiver, or custodian of its other assets; (b) the entry of an order for relief with respect to a Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Person unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Person generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Person of its inability to pay its debts as they become due.

    1.23 INVOLUNTARY BUSINESS DISRUPTION. An interruption in the marketing and distribution activities of MENTOR caused by, resulting from or attributable to (a) the failure or inability of NAMS to supply MENTOR with the quantity of Product required to be supplied by NAMS pursuant to Section 6.5 of this Agreement, (b) the pendency of any claim that the Product or the Technology utilized in its manufacture and production violates the intellectual property rights of Third Parties, or (c) the absence of a requisite permit, approval or license or other governmental authorization necessary in order to market and sell the Product for use in the Field of Use in the United States without violating the laws of the state in which such sale is proposed to be made, or
(d) the failure to obtain any CE Mark required for sales in the European Community after such CE Mark is first required, or the subsequent loss of such CE Mark after it has been obtained, or (e) the occurrence of an event of Force Majeure.

    1.24 MARKETING PLAN. The marketing plan developed by MENTOR, and as modified by the parties from time to time pursuant to Section 5.5 of this Agreement, for the purpose of attempting to market, sell and distribute a sufficient quantity of the Product each year to achieve the Target Market Share. An overview of the Market for which such Plan is to be developed is attached as

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Exhibit B to this Agreement.

    1.25 NET SELLING PRICE. The net invoice price paid by a Customer and actually received by MENTOR with respect to Products sold or distributed to Customers, less returns, sales taxes, cost of shipping insurance, cost of freight, cost of packing, or other transportation charges, and quantity discounts given to Customers, dealers, distributors and agents, but only if such returns, taxes, costs, charges and discounts are expressly stated and separately invoiced or may be readily determined by acceptable accounting practices.

    1.26 OVERAGE PAYMENTS. That portion of the transfer price payable for a Product that exceeds the Fixed Price for the Product

    1.27 PERSON. Any individual, partnership, association, joint stock company, joint venture, corporation, limited liability company, trust, unincorporated organization or governmental entity, or any agency or political subdivision, or economic unit thereof.

    1.28 PRODUCT. All I-125 Sources manufactured by or for NAMS for use in brachytherapy procedures that are used or are suitable for use in brachytherapy procedures for the treatment of prostate cancer, and all PD-103 Sources if and when they become subject to this Agreement pursuant to Section 2.3, 2.3, below.

    1.29 PRODUCT LINE. Each separate type of radioactive source for which marketing and distribution rights are being granted to MENTOR hereunder, with I-125 Sources and Pd-103 Sources each constituting a separate Product Line in the Field of Use.

    1.30 PRODUCT SPECIFICATIONS. The product specifications, quality control tests and inspection procedures for the Product that are to be set forth in a separate schedule prepared by NAMS and approved by MENTOR for attachment as Exhibit A to this Agreement simultaneously with the execution of this Agreement, as they may be amended by the mutual agreement of the parties from time to time.

    1.31  PROPORTIONATE SHARE.  The ratios in which MENTOR and NAMS shall share
(a) the costs and expenses of certain actions or proceedings under Section 10 of this Agreement and (b) any recoveries resulting therefrom, if both parties elect to participate in any such actions or proceedings. Each party's Proportionate Share shall be the percentage obtained by multiplying 100% by a fraction, (a) the numerator of which is the lost profits attributable to lost sales of the Product by such party and (b) the denominator of which is the aggregate lost profits of both parties attributable to lost sales of the Product.

    1.32 REPORTING PERIODS. With respect to information required to be included in a commission or overage payment report to be furnished by one party to the other pursuant to this Agreement,

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(a) the calendar quarter for which such Report is being furnished, and (b) in addition, cumulatively for (i) the period commencing with the first day of the Sales Year and ending on the last day of the calendar quarter for which such Report is being furnished, and (ii) the period commencing with the Effective Date of this Agreement and ending on the last day of the calendar quarter for which such Report is being furnished.

    1.33 SALES YEAR. The twelve (12)-month period commencing on the Term Commencement Date, and each subsequent twelve (12)-month period commencing on the anniversary of the Term Commencement Date.

    1.34 TARGET MARKET SHARE. The percentage of the market for the use of the Product in the Field of Use in a specific Geographic Market Area that MENTOR must acquire and maintain as of the end of the first Sales Year and during each subsequent Sales Year in order to preserve its exclusive marketing and distribution rights for the Product in such Geographic Market Area.

    1.35 TECHNOLOGY. Any proprietary invention, development or improvement, and any trade secret, "know-how," proprietary manufacturing formula, process, procedure, method or technique, whether or not patentable or registerable, owned by or licensed to NAMS to the extent that such technology is reasonably relevant to the design, manufacture, performance or use of the Product.

    1.36  TERM COMMENCEMENT DATE.  The first day of the first month following
(a) the date on which MENTOR's cumulative Commercial Sales of the Product equal or exceed Twenty-Five Thousand Dollars ($25,000.00) or (b) the expiration of ninety (90) days following the date on which NAMS has both (i) obtained 510(K) approval for the Product from the FDA and (ii) has begun producing usable Product conforming to the Product Specifications in sufficient quantity to satisfy MENTOR's Anticipated Requirements for the Product, whichever first occurs.

    1.37 THIRD PARTY. Any person other than the legal entity that is a party to this Agreement. As used in this Agreement, "Third Party" shall include agents and employees of a party to this Agreement.

2.  GRANT OF MARKETING AND DISTRIBUTION RIGHTS

    2.1 SCOPE OF DISTRIBUTION RIGHTS. Subject to its paying the consideration referred to in Section 3, below, MENTOR shall have an exclusive license to market and sell the Products for use in the Field of Use both in the United States and in all foreign markets, including North American markets other than the United States, for an initial term of five (5) Sales Years as provided by Section 4.1, below.

    2.2 SUBLICENSES. The rights granted hereunder are personal to MENTOR and may not be assigned or sublicensed except that:

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          2.2.1    MENTOR may grant a sublicense to any Affiliate to MENTOR for as long as (a) MENTOR continues to own at least eighty percent (80%) of the voting and beneficial ownership interest of such Affiliate, and (b) such sublicense is on terms and conditions consistent with this Agreement and expressly provides that it shall terminate simultaneously with the termination of this Agreement; and

          2.2.2 MENTOR shall be entitled to sell the Products for resale by subdistributors and marketing representatives who are engaged in the sale and distribution of MENTOR's products on a regular basis provided that such sales are made in accordance with the provisions of this Agreement.

    2.3 PD-103 SOURCES. Any Pd-103 Sources manufactured by or for NAMS that are suitable for use in the Field of Use shall automatically be included in the exclusive distribution rights granted to MENTOR hereunder unless the costs and expense of creating the manufacturing capacity for such Pd-103 Sources was funded by a Third Party not affiliated with NAMS in accordance with the provisions of Section 7.1.4 of this Agreement after MENTOR declined the opportunity to provide the additional capital required to create such manufacturing capacity. Should NAMS begin supplying Pd-103 Sources to MENTOR pursuant to this Agreement, then the parties shall execute an appropriate addendum to this Agreement setting forth the Annual Sales Targets, Target Market Share, Transfer Price, and all other terms and conditions for the marketing and distribution of such Pd-103 Sources by MENTOR.

    2.4 IMPROVEMENTS AND NEW PRODUCTS. All Improvements or modifications to the Product that are intended for use or that can be adapted for use in the Field of Use are included in this Agreement and subject to the distribution rights granted to MENTOR hereunder. New or additional products developed or licensed by NAMS are not covered by this Agreement unless such new or additional products (a) perform the same or a substantially identical function as the Products (i.e., radioactive sources designed for insertion into soft-tissue organs for the purpose of treating tumors or other cancerous conditions) and (b) are suitable for use in the Field of Use. NAMS shall not license any other person to market or sell any such new or additional products for use in the Field of Use so long as MENTOR has exclusive marketing and distribution rights under this Agreement.

    2.5 RIGHTS TO PRODUCT IMPROVEMENTS. Subject to the provisions of Section 7.1.9, below, any Improvements to the Product developed by NAMS during the term of this Agreement that do not incorporate, modify or improve technology that is proprietary to MENTOR shall be and remain the property solely of NAMS. MENTOR shall not acquire any interest in NAMS's Technology or any Improvements unless such technology or Improvements are made or developed jointly by the parties pursuant to a written development

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agreement, but all Improvements or modifications to the Products that are intended for use or that can be adapted for use in the Field of Use are included in this Agreement and subject to the distribution rights granted to MENTOR hereunder.

3.  CONSIDERATION FOR DISTRIBUTION RIGHTS

    The consideration for the distribution rights being granted to MENTOR hereunder is (a) the capital contribution being made to NAMS by MENTOR pursuant to the terms of that certain Stock Purchase Agreement being executed by MENTOR and NAMS concurrently with the execution of this Agreement and (b) the covenants and agreements of MENTOR contained herein. This Agreement shall become effective as of the date on which MENTOR pays to NAMS the capital contributions called for by such Stock Purchase Agreement.

4.  TERM OF AGREEMENT

    4.1 TERM OF DISTRIBUTION RIGHTS. The term of the exclusive marketing and distribution rights granted to MENTOR hereunder shall begin on the Effective Date of this Agreement and, subject to the provisions of Section 5, below, shall continue for a period of five (5) full Sales Years from the Term Commencement Date.

          4.1.1 NAMS shall advise MENTOR in writing once NAMS has obtained 510(K) approval for the Product and has established the production capacity sufficient to produce Product conforming to the Product Specifications in sufficient quantity to satisfy MENTOR's Anticipated Requirements.

          4.1.2 If it is subsequently determined (a) by customer returns of Defective Product that a substantial portion of the Product being produced by NAMS does not conform to the Product Specifications and is therefore not usable, or (b) that NAMS is unable to produce a sufficient quantity of the Product to satisfy MENTOR's Anticipated Requirements, then in either case appropriate representatives of NAMS and MENTOR shall meet to review, discuss and resolve any problems that impair the production of usable Product in commercially reasonable quantities and to establish a new Term Commencement Date.

    4.2 OPTION TO EXTEND. Provided that (a) this Agreement has not previously been terminated by either party and (b) MENTOR has attained its Annual Sales Target in the United States for the initial term of this Agreement (or has remedied its failure to do so as provided by Section 5.7, below), MENTOR shall have an option, exercisable on one occasion, to extend the term of this Agreement for an additional three (3) Sales Years by giving written notice of its desire to do so within six (6) months prior to the expiration of the initial term. Provided, however, that this option to extend shall not expire or lapse by reason of MENTOR's failure to give such notice within such six (6)-month period unless, not more than six (6) months prior to the expiration of the then current term, NAMS gives MENTOR a written reminder that

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such option will expire and terminate unless it is exercised (the "Reminder")
and MENTOR thereafter fails to give written notice of its intent to exercise such option within fifteen (15) days after its receipt of such Reminder.

5.  MANUFACTURER'S RIGHT TO RECAPTURE UNEXPLOITED MARKETS

    5.1 TARGET MARKET SHARE. MENTOR shall prepare a Market Plan within ninety (90) days after the effective date of this Agreement, and shall provide a copy of such Plan to NAMS for its review and information. MENTOR shall diligently attempt to attain (a) Product sales of $1,000,000 and ten percent (10%) share of the United States market for the use of the Product in the Field of Use by the end of the first Sales Year and (b) Product sales of $2,000,000 and fifteen percent (15%) share of the United States market for the use of the Product for such purposes by the end of the second Sales Year, and (c) twenty percent (20%) of the market for the use of the Product in the Field of Use in each separate Geographic Market Area by the end of the third and each subsequent Sales Year. Should MENTOR fail to make reasonable progress in attaining the Target Market Share, then at the request of either party appropriate representatives of NAMS and MENTOR shall meet in order to review and analyze MENTOR's Marketing Plan, to identify any deficiencies in the plan or in its implementation, and to develop and implement appropriate remedies.

    5.2 TERMINATION OF EXCLUSIVE DISTRIBUTION RIGHTS. The right of MENTOR to continue to market and distribute the Products pursuant to this Agreement on an exclusive basis is subject to MENTOR's acquiring and maintaining the Target Market Share set forth in Schedule 1 of this Agreement by the end of the first Sales Year and during each subsequent Sales Year. Should MENTOR fail to achieve and retain its Target Market Share for the Product in a specific Geographic Market Area, NAMS shall have the right to terminate the exclusive marketing and distribution rights granted to MENTOR in such Geographic Market Area in accordance with the provisions of this Section 5 unless such failure is abated pursuant to Section 5.4, below.

    5.3 CREDIT FOR PRODUCT SALES. For purposes of determining MENTOR's market share in a given Geographic Market Area (a) there shall be taken into account both (i) direct sales by MENTOR and (ii) sales by suppliers and distributors purchasing from MENTOR as permitted under this Agreement, and (b) MENTOR shall be conclusively presumed to have satisfied its Target Market Share for any Sales Year unless NAMS has given a Deficiency Notice to MENTOR within ninety (90) days after the end of such Sales Year.

    5.4 ABATEMENT. If by reason of an Involuntary Business Disruption during the term of this Agreement, MENTOR (a) is unable to begin or to continue marketing and distributing the Product in a specific Geographic Market Area, or a material portion thereof, or (b) would incur an unreasonable risk (as determined by an objective standard) of civil or criminal liability by continuing

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to do so, then:

          5.4.1 The term of MENTOR's distribution rights under this Agreement with respect to such Product Line in the affected Geographic Market Area shall be extended for a period of time equal to such time as the Involuntary Business Disruption continues to exist; and

          5.4.2 The date by which MENTOR must attain the Target Market Share for such Product Line with respect to such country or Geographic Market Area shall be postponed for such period of time as the Involuntary Business Disruption continues to exist; and

          5.4.3 MENTOR's Target Market Share for the Product Line in the affected Geographic Market Area for the Sales Year shall be reduced to an amount mutually agreed to by NAMS and MENTOR that reflects both (a) the impact of the Involuntary Business Disruption on (i) the supply of Product available to MENTOR for distribution and sale and (ii) the period of time during which MENTOR was unable to market and sell the Product Line or would incur an unreasonable risk in doing so, and (b) the impact of such Involuntary Business Disruption on MENTOR's future marketing and sales of the Product Line in the affected Geographic Market Area due to such factors as loss of Customers, purchase orders or credibility, any impact on seasonal orders and the like.

          5.4.4 If MENTOR and NAMS are unable to agree on the extent to which MENTOR's Target Market Share shall be reduced pursuant to this Section 5.4, then upon the request of either party such dispute shall be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA"). Any such arbitration proceeding shall be conducted in Los Angeles, California before a panel of three arbitrators appointed in accordance with the customary procedures of the AAA, at least one of whom shall have a reasonable level of experience in the marketing and distribution of medical devices, and shall be limited to a determination of the extent to which MENTOR's Target Market Share shall be reduced pursuant to this Section 5.4. Each of the parties shall bear its own costs and expense in any such arbitration proceeding and shall pay in equal one-half shares the costs and fees of the arbitrators.

    5.5 DEFICIENCY NOTICES AND REMEDIAL ACTION. If NAMS believes that MENTOR has not attained or may not attain its Target Market Share for a specific Geographic Market Area, NAMS shall be entitled to give MENTOR a Deficiency Notice containing the information called for by Section 1.12, above, at any time after the commencement of the second Sales Year.

          5.5.1 Review of Marketing Plan. Should NAMS give a Deficiency Notice to MENTOR hereunder, then appropriate representatives of NAMS and MENTOR shall meet within thirty (30)

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days after MENTOR's receipt of the Deficiency Notice to review, discuss and analyze MENTOR's Marketing Plan, to identify any deficiencies in the Plan or in its implementation, and to develop and agree upon appropriate remedies.

          5.5.2 Revised Marketing Plan. Within thirty (30) days after the completion of such meeting, MENTOR shall provide NAMS with a revised Marketing Plan designed to increase Product sales during the following three full calendar months to a level sufficient to establish and maintain the Target Market Share during the following twelve (12) months.

              A. If during the four full calendar months ending six full calendar months after MENTOR's receipt of a Deficiency Notice, MENTOR's Product sales, when computed on an annualized basis using MENTOR's highest level of Product sales during a period of sixty (60) consecutive days within such four-month period, are sufficient to attain and retain the Target Market Share during the following twelve months, then MENTOR shall not be obligated to take further remedial action for as long as its Product sales, computed on an annualized basis, remain at a level sufficient to maintain Target Market Share.

              B. If during the four full calendar months ending six full calendar months after MENTOR's receipt of a Deficiency Notice, MENTOR's Product sales, when computed on an annualized basis utilizing MENTOR's highest level of Product sales during a period of sixty (60) consecutive days within such four -month period, are not sufficient to attain and retain the Target Market Share during the following twelve months, then NAMS shall be entitled to give a second Deficiency Notice to MENTOR at any time following the expiration of such four-month period and prior to the end of the then-current Sales Year unless, prior to the delivery of such second Deficiency Notice, MENTOR's Product sales, when computed on an annualized basis, are sufficient to achieve the Target Market Share by the end of the then-current Sales Year.

                   (1) Appropriate representatives of NAMS and MENTOR shall meet within thirty (30) days after MENTOR's receipt of a Second Deficiency Notice and NAMS shall be entitled to present to MENTOR at any such meeting an alternative written Marketing Plan designed to increase Product sales during the following three full calendar months to a level sufficient to establish and maintain the Target Market Share for the following twelve (12) month period.

                   (2) Should NAMS propose a Marketing Plan to MENTOR following the delivery of a second Deficiency Notice to MENTOR pursuant to this
Section 5.5.2 during the same Sales Year, then MENTOR shall be required to elect in writing within fifteen (15) days after its receipt of the NAMS's Marketing Plan (the "Election Period"), to either (i) accept and implement the NAMS Marketing Plan, or (ii) to propose in writing and to adopt and implement an alternative Marketing Plan.

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                        (a)  Should MENTOR elect to accept and implement NAMS's
Marketing Plan, then:

                             (i)   If during the three full calendar months
following the expiration of the Election Period, MENTOR's Product sales, when computed on an annualized basis using MENTOR's highest level of Product sales during a period of 45 consecutive days within such three-month period, equal or exceed the Annual Sales Target for the following twelve months, then MENTOR shall not be obligated to take further remedial action for as long as its Product sales, computed on an annualized basis, remain at a level sufficient to attain and retain Target Market Share.

                             (ii)  If during the three full calendar months
following the expiration of the Election Period, MENTOR's Product sales, when computed on an annualized basis using MENTOR's highest level of Product sales during a period of 45 consecutive days within such three-month period, do not equal or exceed the Annual Sales Target for the following twelve months, then MENTOR's exclusive marketing and distribution rights shall be subject to termination by NAMS as provided by Section 5.6, below, if the conditions for termination set forth in that Section have been met.

                        (b) Should MENTOR elect to reject the NAMS's Marketing Plan and to instead adopt and implement an alternative Marketing Plan developed by MENTOR, then:

                             (i)   If during the three full calendar months
following the expiration of the Election Period, MENTOR's Product sales, when computed on an annualized basis using MENTOR's highest level of Product sales during a period of 45 consecutive days within such three-month period, equal or exceed the Annual Sales Target for the then-current Sales Year, then MENTOR shall not be obligated to take further remedial action for as long as its Product sales, computed on an annualized basis, remain at a level sufficient to maintain Target Market Share; but

                             (ii)  If during the three full calendar months
following the expiration of the Election Period, MENTOR's Product sales, computed on an annualized basis utilizing MENTOR's highest level of Product sales during a period of 45 consecutive days within such three-month period, do not equal or exceed the Annual Sales Target for the then-current Sales Year, then MENTOR's exclusive marketing and distribution rights shall be subject to termination by NAMS as provided by Section 5.6, below, if the conditions for termination set forth in that Section have been met.

          5.5.3 Objection by MENTOR. If MENTOR objects to or contests the accuracy of the information contained in a Deficiency Notice, then MENTOR shall, within thirty (30) days after its receipt of such Deficiency Notice, provide NAMS with (1) MENTOR's opinion as to the size of the market for the use of the Product in the Field of Use during the specified Sales Year, and (2) appropriate, independent market data and research in support of MENTOR's opinion. If the parties are unable to resolve their difference of opinion within thirty (30) days after the MENTOR's receipt of a Deficiency Notice, then at the request of either party (the "Moving Party"), the parties shall engage an independent market research firm ("an "Independent Analyst") as provided by Section 5.5.4, below, to advise them as to the size of the market for the Product for such purposes for the Geographic Market Area in question.

          5.5.4 Independent Market Study. Any Independent Analyst engaged by the parties pursuant to this Section 5.5 shall be selected by the Moving Party from a list of not less than three independent market research firms provided by the other party. There shall be included in such list only recognized national market research firms that have not less than three offices and a demonstrable record of having performed market studies for the Geographic Market Area in question.

              A. Each party shall be entitled to provide the Independent Analyst with such information that such party believes to be relevant to a determination of the size of the market for use of the Product in brachytherapy procedures for the treatment of prostate cancer. The opinion of any such Independent Analyst engaged by the parties as provided herein shall be conclusive and binding on both parties.

              B. The parties shall pay in equal shares the costs and fees of any Independent Analyst engaged pursuant to this Section 5.5, above, except that
(a) NAMS shall pay all such costs and fees if its opinion of the size of the market exceeds the estimated market as determined by the Independent Analysis by more than twenty percent (20%), (b) MENTOR shall pay all such costs and fees if the Independent Analyst's estimate of the size of the market exceeds MENTOR's opinion as to the size of the market by more than twenty percent (20%) and (c) if both MENTOR's opinion of the size of the market and NAMS's opinion of the size of the market differ by more than twenty percent (20%) from the estimated market as determined by the Independent Analyst, then MENTOR and NAMS shall each pay one-half of such costs and fees.

    5.6 TERMINATION OF EXCLUSIVE RIGHTS. If it is determined through the procedures set forth in this Section 5 that MENTOR has failed to achieve and maintain the Target Market Share for the Product for any Geographic Market Area for any Sales Year, then unless (a) the obligation of MENTOR to achieve such Target Market share was abated pursuant to Section 5.4, above, or (b) MENTOR has implemented successful remedial action as provided by Section 5.5, above, and subject to the reinstatement rights conferred on MENTOR by Section 5.7, below, NAMS shall be entitled to terminate the exclusive marketing and distribution rights of MENTOR with respect to the Geographic Market Area in question by giving MENTOR thirty (30) days written notice of its intention to do so (a "Termination Notice"). At the election of NAMS, in its sole discretion, such rights may be converted to non-exclusive rights with respect to such Geographic Market Area.

    5.7 REINSTATEMENT OF RIGHTS. Notwithstanding the provisions of Section 5.6, above, MENTOR shall be entitled to retain its exclusive marketing and distribution rights for the United States by remitting to NAMS within thirty
(30) days after its receipt of the Termination Notice the additional amount that would have been paid to NAMS had MENTOR achieved its Target Market Share for the United States by selling an additional quantity of the Product sufficient to achieve the Target Market Share at an average Net Selling Price equal to the average Net Selling Price for the Product sales actually made. The Remedial Period within which MENTOR must submit such payment shall be determined as follows:

          5.7.1 If a Termination Notice is properly given to MENTOR with respect to a completed Sales Year, the Remedial Period shall be a period of sixty (60) days following MENTOR's receipt of the Termination Notice.

          5.7.2 If a Termination Notice is properly given to MENTOR prior to the end of a current Sales Year, the Remedial Period shall be the greater of (a) thirty days following the end of such Sales Year, or sixty (60) days following its receipt of the Termination Notice.

    5.8 EXCLUSIVE REMEDY. The right granted to NAMS to terminate the exclusive marketing and distribution rights of MENTOR shall be the sole and exclusive remedy for the failure of MENTOR to achieve the Annual Sales Target, and in no event shall MENTOR be liable for damages or any other amount by reason of its failure to achieve its Annual Sales Target or to attain its Target Market Share.

    5.9 RIGHT OF MENTOR TO MANUFACTURE OR PURCHASE FROM OTHERS. At any time after the exclusive right of MENTOR to market and distribute the Product has been terminated with respect to a designated Geographic Market Area pursuant to
Section 5.6, above, MENTOR shall be entitled to discontinue the purchase of its requirements for the Product in such Geographic Market Area from NAMS, and to begin manufacturing the radioactive sources itself or procuring its requirements for radioactive sources from an alternative source as provided by Section 8, below, provided that any Product so manufactured or procured is not distributed in any Geographic Market Area other than the Geographic Market Areas for which MENTOR's exclusive marketing and distribution rights have been terminated.

6.  REQUIREMENTS AND SUPPLY

    6.1 REQUIREMENTS. NAMS shall supply to the Customers of MENTOR and its Affiliates each month the number of units of the Product for which MENTOR and its Affiliates submit purchase orders pursuant to Section 6.7, below and, subject to the ability of NAMS to satisfy its supply obligation, MENTOR and its Affiliates shall procure from NAMS all I-125 Sources required to satisfy the needs of MENTOR's Customers.

    6.2 SPECIFICATIONS. All Product supplied by NAMS hereunder shall in all material respects meet the Product Specifications applicable to the Product when intended for use in the Field of Use. Simultaneously with the execution of this Agreement, NAMS and MENTOR shall agree on the Product Specifications for the Product and shall attach a Schedule setting forth such Specifications as Exhibit A to this Agreement. The Product Specifications shall constitute an integral part of this Agreement and NAMS shall not make any changes to the Product Specifications without giving MENTOR not less than sixty (60) days prior written notice of the proposed change and, if MENTOR so requests, meeting with MENTOR to explain the nature of and the reasons for such change.

    6.3 TRANSFER PRICES. The transfer price payable by MENTOR for the Product shall be the amount set forth on the Terms Sheet attached as Schedule 1 to this Agreement.

    6.4 SAMPLES AND PROMOTIONAL PRODUCT. NAMS will provide MENTOR with samples and promotional units of the Product for use as samples, physician demos and similar promotional or educational purposes in the quantities, at the prices and for the period set forth in the Terms Sheet attached as Schedule 1 to this Agreement.

    6.5 DUTY TO MANUFACTURE. NAMS shall establish and maintain sufficient capacity necessary to satisfy MENTOR's Anticipated Requirements for the Product during the first and second Sales Years and thereafter shall increase its production capacity to the extent that the parties mutually agree or, in the absence of an agreement to the contrary, to an amount sufficient to satisfy MENTOR's requirements if MENTOR's sales were to increase each year by the percentage increase, if any, in its sales in the preceding year.

          6.5.1 Should NAMS be unable to fill MENTOR's Anticipated Requirements on a timely basis, then at the request of either party appropriate representatives of NAMS and MENTOR shall meet in order to review and analyze NAMS's production capacity, projected Product sales, and Product order, manufacture and shipment cycles, in order to develop and implement appropriate remedies.

          6.5.2    NAMS shall exercise due diligence in
expanding its production capacity to meet unanticipated increases in demand for the Product consistent with the availability of capital and its other operating requirements, and MENTOR shall not be entitled to terminate its obligation to procure all of its requirements for the Product from NAMS except on the terms and conditions set forth in Section 8, below.

    6.6   SALES FORECASTS.  MENTOR will provide NAMS on or before the fifteenth
(15th) day of each month a nonbinding rolling forecast of projected Product sales for the each of the three (3) calendar months following the month in which the forecast is prepared.

    6.7 PURCHASE ORDERS. All purchase orders shall be submitted on forms that are acceptable to NAMS not less than seven (7) days prior to the required delivery date. Each such purchase order shall specify by Customer name and address (a) the number of units and activity level of the Product to be delivered to such Customer, (b) the required delivery date, and (c) the Net Selling Price payable by the Customer. Notwithstanding the provisions of any such purchase order, the provisions of this Agreement shall govern the purchase and sale of the Product between NAMS and MENTOR, and any inconsistency or conflict between the terms set forth in any form of purchase order submitted by MENTOR with the provisions of this Agreement shall be resolved in favor of the provisions of this Agreement.

    6.8 PACKAGING AND LABELLING. The Product will be supplied in containers meeting the Product Specifications, and will be packaged with all applicable product literature and instructions for use in packaging which (a) satisfies all Applicable Regulatory Requirements governing the handling, shipment and storage of the Product and (b) is sufficient to protect against damage during shipping.

          6.8.1 Subject to any limitations imposed by the foregoing requirements, the packaging design and trade dress for the Product shall conform to MENTOR's specifications so as to assure that such design and trade dress are consistent with the packaging of MENTOR's other products.

          6.8.2 NAMS shall include with the Product such instructions for use and product information data sheets as may be reasonably requested by MENTOR, and shall include in any Products shipped to Customers in kit form such instructions for use and product information data sheets as may be supplied by MENTOR for such purposes.

          6.8.3 All packaging, shipping labels, instructions for use and product information data sheets shall bear such of MENTOR's trademarks, labels and markings as MENTOR may reasonably request. MENTOR shall provide NAMS with camera-ready art work for all trademarks, labels or markings that MENTOR desires to have imprinted on all packaging and product insert data sheets, and

NAMS shall not make any changes in such art work or in the specifications for such packaging materials without the prior written consent of MENTOR.

          6.8.4 NAMS shall be entitled (a) to display its trade name on the Product packaging and Product information data sheets in a manner that (i) clearly identifies the Product as having been manufactured by NAMS under patents or licenses held by NAMS, and that (ii) gives the NAMS trade name equal prominence with the MENTOR's trade name or the trademarks under which the Products are distributed, and (b) to include its product literature and advertising in the packaging.

    6.9 ORDER FULFILLMENT. NAMS will timely fill all purchase orders submitted by MENTOR, will make shipment of the Product directly to the Customer identified in the purchase order within the time prescribed by Section 6.10, below, and will afford all purchase orders for the Product received from MENTOR equal priority with NAMS's own supply requirements and orders from other distributors licensed to distribute the Product for use in other applications or fields of use. NAMS will ship all orders for the Product in the priority in which such orders were received, regardless of the field of use to which such orders relate, and NAMS will not place any purchase orders received from MENTOR on a back-order status if NAMS is then shipping Product to its own customers or to any other purchaser or distributor.

    6.10 SHIPPING AND INVOICING. All Product shall be drop shipped by NAMS directly to MENTOR's Customers FOB NAMS's manufacturing plant at a date and time appropriate to ensure that the Product will be delivered to the Customer at the address specified in the purchase order on the delivery date specified in the purchase order. Carriers and routing utilized to make such shipments shall be selected by NAMS but shall be consistent with any shipping protocols or procedures previously established by the parties.

    6.11 INVOICING. NAMS shall invoice MENTOR, 30-days net, upon shipment of the Product. MENTOR shall be entitled to make partial or complete payment of any such invoice by returning to NAMS for credit against its account any unused credit memos previously issued by NAMS pursuant to this Agreement.

    6.12 PAYMENT. Payment of the Fixed Price for all Product shipped to Customers shall be made by MENTOR, whether or not MENTOR receives payment from the Customer, it being agreed that MENTOR is the Customer for all Product shipped by NAMS pursuant to purchase orders submitted to NAMS by MENTOR pursuant to this Agreement. MENTOR shall be responsible for all billings, receivables and collections attributable to Product sales made pursuant to purchase orders submitted to NAMS by MENTOR, and NAMS shall not be required to bear any of the risk or cost of collection with respect to the Fixed Price of the Product. Payment of that portion of transfer price which exceeds the Fixed Price shall be made in accordance with the provisions of Section

7.2.2, below.

    6.13 RISK OF LOSS. Delivery of the Product by NAMS to MENTOR pursuant to this Agreement shall be complete and the risk of loss shall pass to MENTOR upon receipt by the carrier for shipment.

    6.14 STATEMENTS AND CREDIT MEMOS. NAMS shall issue a monthly statement within ten (10) days after the end of each month, reflecting all outstanding invoices and any unused credits to which MENTOR is entitled under Section 6.18, below.

          6.14.1 Each such statement shall be accompanied by a separate credit memo reflecting any credit to which MENTOR has become entitled during the preceding month.

          6.14.2 NAMS shall replace from time to time at the request of MENTOR any credit memo that MENTOR reports as having been stolen, lost or destroyed upon the presentation of appropriate evidence that such memo has not been previously been returned to NAMS for credit. The inability of MENTOR to deliver a credit memo to NAMS due to its theft, loss or destruction shall not excuse NAMS from its obligation to allow credits against invoices for any previously unused credits to which MENTOR is entitled under this Agreement.

    6.15  PRODUCT WARRANTY.  NAMS warrants to MENTOR that:

          6.15.1 The Product to be supplied to MENTOR hereunder shall be manufactured and produced:

              A. In plants that have been registered with and are in compliance with the requirements of the FDA; and

              B. In accordance with: (1) applicable Good Manufacturing Practices as promulgated by the FDA; and (2) applicable laws and regulations of the United States and each of the fifty states in which MENTOR is marketing and distributing the Products; and (3) all other Applicable Regulatory Requirements which are made known to NAMS by MENTOR or of which NAMS could otherwise reasonably be expected to be aware.

          6.15.2 If NAMS has obtained a CE Mark for the Product, then the Products to be supplied to MENTOR and its Customers hereunder shall be manufactured and produced (a) in plants that have been audited and certified by the applicable Notified Body to satisfy the standards established by EN 46001 and 46002 and any other requirements promulgated by the European Commission for manufacturing facilities for medical devices in order to qualify for the CE Mark; and (b) in accordance with the standards established by the applicable Medical Device Directive promulgated by the European Commission or the European Council in order to qualify for a CE Mark.

          6.15.3   The use of the Product for its intended
purpose in the Field of Use will not violate any Applicable Regulatory Requirements in the United States and, with respect to other Geographic Market Areas, Applicable Regulatory Requirements which are made known to NAMS by MENTOR or of which NAMS could otherwise reasonably be expected to be aware.

          6.15.4 At the time of its delivery to the Customer, the Product will: (a) conform to the then current Product Specifications; (b) be fit for its intended purposes in the Field of Use; (c) be free of all liens, security interests and encumbrances; (d) not be proscribed by federal or state law from being introduced into interstate or intrastate commerce in the United States; and (e) not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, nor within the meaning of any substantially similar law of any state within the United States or any Member State in the European Community.

    6.16 WARRANTY DISCLAIMERS. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 10.1, BELOW, THE LIMITED WARRANTY SET FORTH IN SECTION 6.15, ABOVE, IS THE ONLY WARRANTY BEING MADE BY NAMS WITH RESPECT TO THE PRODUCT. ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, CONTRACTUAL OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ARE SPECIFICALLY EXCLUDED AND DISCLAIMED.

          6.16.1 MENTOR agrees and understands that it shall be solely responsible for any warranties or representations made by it to its customers which are inconsistent with or in addition to any warranties made by NAMS to the ultimate purchasers and users of the Product, and MENTOR shall, at its own expense, defend, indemnify and hold NAMS harmless from and against any claims thereon of any nature whatsoever in the manner and to the extent provided by
Section 11.3, below (it being the intention of the parties that the indemnity obligation contained in this Section 6.16.1 shall be subject to the terms and conditions of Section 11.2, below, and that this Section not be construed to increase MENTOR's indemnification obligation beyond the obligations set forth in
Section 11.3).

          6.16.2 The warranties given by NAMS pursuant to Section 6.15, above, shall not apply to any components supplied by MENTOR for the purpose of marketing the Product in kit form as contemplated by Section 7.1.9, below.

    6.17 NONCONFORMING GOODS AND DEFECTIVE PRODUCT. MENTOR shall promptly advise NAMS of any Product delivered to a Customer that has been or is being rejected as Defective Product. Any such notice (a) shall be in writing, (b) shall specify (i) the original date of sale and (ii) the shipment or lots being rejected, and (c) shall be accompanied by appropriate information substantiating the claim that such Product was Defective. The costs and expense of returning Defective Product shall be borne by NAMS, but NAMS shall not be responsible for the costs of Product believed to be

Defective Product until it is determined that the Product was Defective Product, and no Product shall be deemed to be Defective Product until NAMS has first been afforded the opportunity to inspect the Product and to confirm that it was Defective Product. NAMS shall be responsible for assuring that any Defective Product returned to NAMS by the Customer is disposed of in accordance with all Applicable Regulatory Requirements governing the handling, shipment, storage and disposal of the Product.

    6.18 REPLACEMENT. NAMS shall promptly replace at its own cost and expense any Defective Product that is returned to NAMS or, if MENTOR so requests, shall credit to MENTOR on a monthly basis an amount equal to the Documented Cost of any such returned Product, if such Product:

          6.18.1 Is Defective Product that has been properly returned by MENTOR or any Customer of MENTOR.

          6.18.2 Has been replaced on a no-charge basis by MENTOR in accordance with the established customer complaint and returned goods policies of NAMS for the return and replacement of Defective Product.

    6.19 PRODUCT RECALLS. NAMS shall bear all costs and expense incurred by either of the parties on account of any recall of or any device notification or safety alert given with respect to the Product, whether pursuant to a request of the FDA or otherwise, including without limitation any expenses or obligations to Third Parties and any costs associated with the shipment of recalled Product from Customers to NAMS; provided, however, that the obligation of NAMS hereunder shall not extend to any recall, notification or alert that is necessitated by an act, error or omission of MENTOR. MENTOR shall maintain complete and accurate records for such periods as may be required by applicable law of all Product sold by it.

    6.20 CUSTOMER COMPLAINTS. MENTOR shall promptly refer to NAMS for review and evaluation any complaints received by it that are subject to the provisions of Part 820 of Title 21 of the Code of Federal Regulations (Good Manufacturing Practice for Medical Devices).

          6.20.1 With respect both to complaints referred to NAMS by MENTOR and complaints received directly by NAMS from Customers:

              A. NAMS shall (1) give such notices, (2) conduct such investigations, (3) maintain such records, and (4) take such other actions as in each case are required by the FDA and any state regulatory agency having jurisdiction with respect thereto unless NAMS is contesting the matter with the FDA or other regulatory agency in good faith and with due diligence.

              B. NAMS shall keep MENTOR advised on a continu-ing basis with respect to (1) the nature of such complaints, (2) the results of any investigations conducted by it with respect thereto, and (3) the corrective action, if any, initiated as a result of or in response thereto. MENTOR shall treat all such information received by NAMS as Confidential Information.

          6.20.2 MENTOR shall promptly refer to NAMS any complaints, demands or notices delivered to or made upon MENTOR by or on behalf of a Customer or any Third Party who is seeking damages or other compensation on account of any injury, illness or death of a person or damage to property that is alleged to have resulted from or to be attributable to the use of the Product, and NAMS shall indemnify, defend and hold MENTOR free and harmless with respect to any such claim or demand in the manner but only to the extent provided in Section 11.2, below (it being the intention of the parties that the indemnity obligation contained in this Section 6.20.2 shall be subject to the terms and conditions of
Section 11.2, below, and that this Section not be construed to increase NAMS's indemnification obligation beyond the obligations set forth in Section 11.2).

    6.21 COUNTRY OF ORIGIN. At MENTOR's request, NAMS shall provide MENTOR with a signed affidavit of the country of origin of any Product delivered to MENTOR pursuant to this Agreement.

    6.22 SALES & USE TAXES. As between MENTOR and NAMS, MENTOR shall be responsible for the payment of all sales and use taxes becoming payable by reason of its purchase of the Product from NAMS and the subsequent sale of the Product to its Customers.

7.  ADDITIONAL COVENANTS OF THE PARTIES

    7.1 COVENANTS OF NAMS. NAMS covenants, warrants and represents to MENTOR that:

          7.1.1 FDA Marketing Approval. NAMS shall exercise due diligence in obtaining as soon as practicable after the execution of this Agreement and thereafter maintaining in full force and effect throughout the term of this Agreement all FDA Marketing Approvals necessary to the sale and distribution of the Product for use in the Field of Use.

          7.1.2 Registration in European Community. NAMS shall prepare at its own cost all documents necessary to secure when first required and to thereafter maintain in full force and effect a CE Mark for the sale and distribution of the Product and any Improvements thereto for use in the Field of Use in any of the Member States of the European Community. Should NAMS fails to secure a CE Mark for the Product prior to the date on which such Mark is first required in order to lawfully sell the Product for use in the Field of Use in the applicable Geographic Market Area, then the date by which MENTOR must attain the Target Market share for such Geographic Market Area shall be postponed until such CE Mark has been obtained and the term of this Agreement shall be extended for a like period of time.

          7.1.3 Compliance with Applicable Regulatory Requirements. NAMS shall at all times (a) keep and maintain all records necessary or appropriate to evidence such compliance or that are otherwise mandated by the Applicable Regulatory Requirements and the standards identified in Sections 6.15 and 7.1.2, above, and (b) shall make such records available to MENTOR (subject to the restrictions imposed by Section 7.3.6, below) and its duly authorized representatives for inspection and copying at reasonable times during regular business hours upon reasonable prior notice, and (c) shall promptly comply with Applicable Regulatory Requirements of (i) any cognizant governmental authority within the United States or any of the fifty states pertaining to the production of the Products and (ii) the Applicable Regulatory Requirements adopted for the European Community by the European Commission or the European Council, to the extent necessary to procure and maintain in effect a CE Mark for the sale and distribution of the Products and any Improvements thereto for use in the Field of Use in any Member State of the European Union.

          7.1.4 Manufacture of Pd-103 Sources. NAMS shall proceed with due diligence in attempting to develop the technology, know-how and manufacturing capacity to produce Pd-103 Sources.
              A. NAMS shall provide the first $250,000 of the capital required to fund the costs required to create the manufacturing capacity necessary to produce the Pd-103 Sources. If the costs of creating the necessary manufacturing capacity for Pd-103 Sources exceed $250,000, then NAMS shall first offer MENTOR the opportunity to supply any additional required capital in excess of $250,000 and to acquire exclusive marketing and distribution rights for such Pd-103 Sources on substantially the same terms and conditions of this Agreement.

              B. If after sixty (60) days from the date on which NAMS first makes a written proposal to MENTOR, NAMS and MENTOR are unable to agree on the terms and conditions on which such additional required capital is to be supplied, then NAMS shall be entitled to seek such additional required capital from a Thirty Party, but in no event shall NAMS accept any such additional required capital on terms and conditions that are more favorable to such Third Party than the terms and conditions offered by NAMS to MENTOR, or on terms and conditions less favorable to NAMS than the terms and conditions offered to NAMS by MENTOR, without NAMS having first presented such terms and conditions to MENTOR and affording MENTOR a period of ten (10) business days within which to agree to supply such additional required capital on the same terms and conditions as were proposed by such Third Party.

              C. Should NAMS be unable to supply Pd-103 Sources to MENTOR in commercially reasonable quantities within three years after the Effective Date of this Agreement, then MENTOR shall be entitled to obtain Pd-103 Sources from any other available source.

          7.1.5 Covenant by NAMS not to Compete. Unless and until MENTOR's exclusive marketing and distribution rights are terminated pursuant to Section 5, above:

              A. Neither NAMS nor any of its Affiliates shall market or distribute the Product for use in the Field of Use in violation of the exclusive marketing and distribution rights granted to MENTOR under this Agreement, and NAMS shall not (a) license any other Person to market or distribute the Product for use in the Field of Use, or (b) knowingly or intentionally suffer or permit any Person to sell the Product for use in the Field of Use; and

              B. NAMS shall promptly refer to MENTOR for processing all purchase orders or inquiries received by NAMS directly from Customers or prospective purchasers of the Product, and NAMS shall not act upon or fill any such purchase order that has not been processed and submitted to NAMS by MENTOR.

          7.1.6 Marketing Support. NAMS shall from time to time provide such scientific and technical information regarding the Product and its clinical performance as MENTOR may reasonably request for the purpose of supporting MENTOR's clinical study and marketing activities, including such information as may be necessary to assist MENTOR in marketing the Product in kit form. In addition, NAMS shall make its technical and marketing personnel available to MENTOR for reasonable periods of time to provide technical support, to respond to technical inquiries, and to participate in marketing and sales strategy sessions.

          7.1.7 Manufacturing Modifications. NAMS shall give MENTOR not less than sixty (60) days' prior written notice (or such lesser period of time as may be reasonable under the circumstances) of any modifications proposed to made by NAMS or its suppliers to the manufacturing processes or procedures for the Product or to any quality control test and/or compliance procedures relating to the Product or the supplies and components embodied therein, whether resulting from governmental inspection, customer complaints or for any other reason, if any such modification will (a) cause a change in the Product Specifications or (b) cause the Product or the procedure for its manufacture to differ in any material respect from the information contained in NAMS's application for 510(K) approval of the Product by the FDA. Such notice shall be accompanied by a written report setting forth in reasonable detail the reasons for and the nature of the proposed change and all relevant technical data and, if MENTOR so requests, NAMS shall meet with MENTOR to explain the nature of and the reasons for such change.

          7.1.8 Product Improvements. NAMS shall (a) take reasonable steps, including the maintenance and funding of continuing materials and product research and development, to make such Improvements to the Product as may be necessary to meet the needs of the market and to keep the Product current and commercially acceptable, (b) shall consult with MENTOR regarding proposed changes to the Product, and (c) shall endeavor to incorporate into the Product any reasonable features or Improvements that are recommended by MENTOR as the result of its clinical studies and its marketing and Customer support activities, including such modifications or additions as MENTOR may reasonably request for the purpose of marketing and distributing the Product in kit form.

          7.1.9 Marketing of Product in Kit Form. MENTOR shall have the right to (a) combine or assemble the Product with other devices or products for the purpose of marketing and distributing the Product in kit form, including pre-loading Radioactive Sources into needles and arrays, and (b) to market and sell Ancillary Products and kits that do not include Radioactive Sources or any other components manufactured or supplied by NAMS.

              A. Any proprietary technology or Improvements developed or acquired by MENTOR for the purpose of marketing the Product in kit form (but excluding Technology that is embodied in or is related to the manufacture and production of the Radioactive Sources) shall be and remain the intellectual property of MENTOR, but NAMS shall have a non-exclusive, royalty-free license in any such proprietary technology or Improvements to the extent necessary to satisfy and discharge its obligations to MENTOR under this Agreement.

              B. Should any such kits include additional devices, products or service to be supplied by NAMS, then NAMS shall supply such devices, products and service on the terms and conditions set forth in Section 6, above, at a transfer price determined in accordance with paragraph 3 of the Terms Sheet attached as Schedule 1 to this Agreement, but nothing herein shall be construed to require MENTOR to procure such devices or materials from NAMS.

              C. Except as provided in subparagraph B, above, NAMS shall not be entitled to any increase in the transfer price for the Product by reason of
(a) its being packaged and marketed in kit form or (b) any increase in the selling price attributable to the value added by MENTOR by packaging the Product in kit form, it being intended that the transfer price for the Product will remain constant, regardless of the manner in which it is marketed and distributed by MENTOR.

          7.1.10 Governmental Inspections. NAMS shall promptly notify MENTOR of any inspection made of its facilities or its operations by any regulatory agency or Notified Body, or of those of any of its suppliers or contract manufacturers of which it receives notice, that relates in any manner to the production, distribution or use of the Product or any component of the Product. NAMS shall promptly advise MENTOR of the conduct of any such inspection and the results thereof, and shall provide MENTOR with a copy of any written notification or report provided to NAMS by the inspecting agency. In addition, NAMS shall immediately request an unexpurgated copy of the inspection report from the inspecting governmental agency, and, unless prohibited from doing so under applicable law, shall forward a copy thereof to MENTOR immediately upon its receipt.

          7.1.11 Labelling Claims. NAMS shall provide MENTOR with prior written notice of any labelling claims for which NAMS intends to seek FDA approval, and shall endeavor to include in its applications for FDA approval such labelling claims as MENTOR may reasonably request.

          7.1.12 Vendor's Audit. NAMS shall permit MENTOR or its authorized representatives to enter and inspect, during normal business hours, the plants and facilities in which the Product is manufactured, packaged, labeled or held in order to permit MENTOR to verify that the Product is being produced in conformity with applicable Good Manufacturing Practices and the applicable Medical Device Directive of the European Commission, and that NAMS is otherwise satisfying its obligations under this Agreement.

              A. During any such inspection, MENTOR's quality control or compliance inspectors shall be entitled to inspect the manufacturing and quality control procedures of NAMS relating to the Product, and all records relating thereto, but:

                   (1) MENTOR's access to those portions of NAMS's manufacturing and quality control procedures that NAMS has designated as proprietary to NAMS shall be limited to the degree of access required in order to satisfy the applicable requirements of the FDA; and

                   (2) All such inspections shall be carried out in a manner that does not unreasonably interfere with NAMS's manufacturing operations.

              B. MENTOR's employees and agents shall be required to execute NAMS's standard form confidentiality and non-disclosure agreement as a condition to being allowed to conduct such audit.

              C. MENTOR shall not perform an audit more than once in any Sales Year unless necessary to satisfy Applicable Regulatory Requirements to which MENTOR is subject. MENTOR shall give NAMS prior notice of its intention to conduct any such audit at least five (5) business days prior to the scheduled commencement thereof, and shall cooperate with NAMS in the scheduling of any such audit so as to minimize to the extent practicable any disruption to NAMS's business operations, but MENTOR shall not be obligated to postpone the conduct of such audit for more than fifteen (15) days.

              D. MENTOR shall furnish NAMS with a written report of the results of any such audit as soon as practicable after its completion, and NAMS shall promptly take any action suggested or recommended in such report to the extent that such action is necessary to cure a default by NAMS in the performance of its obligations under this Agreement.

          7.1.13 Covenants if MENTOR's Rights Become Nonexclusive. If at any time the distribution rights held by MENTOR have become nonexclusive rights, then all terms and conditions of this Agreement that are not rendered inapplicable by the change in the nature of the rights held by MENTOR shall continue in full force and effect and, in addition:

              A. The transfer price charged to MENTOR shall not exceed the most favorable transfer price charged by NAMS to any other distributor of the Product for use in the Field of Use.

              B. For as long as this Agreement remains in effect, NAMS shall not enter into agreements for the marketing and distribution of the Product for use in the Field of Use with any other person or entity on terms and conditions that are more favorable than the terms and conditions of this Agreement without giving to MENTOR the benefit thereof as of the date upon which any such more favorable agreement becomes effective. Should NAMS enter into any such more favorable agreement, it will promptly notify MENTOR to that effect and advise MENTOR concerning the change in the terms and conditions affecting this Agreement and the provision made by NAMS to effectuate such changes.

              C. NAMS will timely fill all purchase orders submitted by MENTOR, and will afford all purchase orders for the Product received from MENTOR equal priority with NAMS's own supply requirements and orders from other distributors licensed to distribute the Product. NAMS will ship all orders for the Product in the priority in which such orders were received, and NAMS will not place any purchase orders received from MENTOR or procured by MENTOR from a Customer on a back-order status if NAMS is then shipping Product to its own Customers or to any other purchaser or distributor.

    7.2   COVENANTS OF MENTOR.  MENTOR covenants to and agrees with NAMS that:

          7.2.1 Sales Capacity. MENTOR shall train, equip and maintain sufficient staff to effectively promote, sell and distribute the Product, and shall use due diligence in developing and implementing a Marketing Plan pursuant to the Marketing Plan Overview attached as Exhibit B to this Agreement, as it may be amended by the parties from time to time, in order to maximize sales of the Product, but nothing herein shall be construed to make MENTOR liable for any failure or alleged failure to purchase or sell the Product, it being understood that the failure of MENTOR to achieve its Target Market Share for a specific Geographic Market Area shall not constitute a default under this Agreement and shall only entitle NAMS to terminate MENTOR's exclusive marketing and distribution rights as provided by
Section 5 of this Agreement.

          7.2.2 Overage Reports and Payments. MENTOR shall deliver to NAMS within thirty (30) days after the end of each calendar quarter an Overage Report setting forth the following information for each Reporting Period, itemized by Product Line for all Customers to whom Product sales have been made for which Overage Payments are or may become due, but excluding Customers for whom MENTOR and NAMS have made a separate written pricing arrangement excluding such Customer from the computation of Overage Payments: (a) the number of units of Product sold by MENTOR or any of its Affiliates to such Customers; (b) the Net Selling Price payable to NAMS and its Affiliates with respect to such Product sales; (d) the amount of the Net Selling Price actually paid to and received by MENTOR; (c) the Overage Payment payable to NAMS with respect to such sales, together with a clear computation of the amount thereof; (d) Overage Payments actually paid with respect to such sales; and (e) Overage Payments that are not yet due and payable. Each such report shall be accompanied by the payment of any Overage Payments owing to NAMS under this Agreement, to the extent not previously paid.

          7.2.3 Covenant not to Manufacture or Sell Competing Products. Provided that NAMS is not in default in the performance of its obligations hereunder, then for as long as MENTOR holds exclusive marketing and distribution rights under this Agreement, MENTOR shall not (a) manufacture or procure its requirements for I-125 Sources for use in the Field of Use from any other source without the prior written consent of NAMS, or (b) manufacture or procure its requirements for Pd-103 Sources for use in the Field of Use from any other source except in accordance with Section 7.1.4 of this Agreement. NAMS understands that MENTOR is and shall remain in the business of developing, manufacturing and distributing devices for use in the treatment of urological and other medical disorders, and nothing in this Agreement is intended and no provision of this Agreement shall be construed to limit the right of MENTOR to continue to develop, manufacture and sell (a) Ancillary Products for use in the Field of Use and (b) radioactive sources for use outside the Field of Use.

          7.2.4 Covenant by MENTOR to Observe Restrictions. Neither MENTOR nor any of its Affiliates shall market or distribute the Product for any use other than applications in the Field of Use, and MENTOR will not knowingly or intentionally suffer or permit any Person purchasing the Product from MENTOR or its Affiliates to resell the Product for use in any application other than the Field of Use without the prior written approval of NAMS.

          7.2.5 Labelling and Warranty Claims. MENTOR shall not make any express warranties or other claims with respect to the Product that have not been authorized by the FDA or NAMS or that are inconsistent with any labelling claims that have been approved by the FDA and NAMS with respect to the Product.

          7.2.6 Foreign Registration. MENTOR shall inform NAMS in writing of any Applicable Regulatory Requirements that are unique to a foreign country into which MENTOR elects to begin marketing and distribution activities and that must be satisfied as a condition to MENTOR'S obtaining any necessary permits, licenses or Product registrations required for the distribution of the Product in such country. Subject to the performance by NAMS of its obligations under
Section 7.1.2, above, MENTOR shall prepare at its own cost and expense all documents necessary for registration, sale and distribution of the Product and any Improvements thereto for use in the Field of Use, and shall secure and maintain in full force and effect all other permits, licenses and approvals required in order to sell the Product for use in the Field of Use in such foreign countries.

          7.2.7    Compliance with Applicable Regulatory Requirements.   MENTOR
shall comply with all Applicable Regulatory Requirements in its promotion and sale of the Product, including the Applicable Regulatory Requirements of any foreign jurisdiction in which it distributes the Product.

          7.2.8 Delivery of Clinical Data. MENTOR shall from time to time at the request of NAMS provide NAMS with such scientific and technical information regarding the Product and its clinical performance as becomes available to MENTOR by reason of any clinical trials conducted by MENTOR.

    7.3 MUTUAL WARRANTIES AND COVENANTS. Each of the parties (herein, a "warranting party") covenants to and agrees with the other that:

          7.3.1 Authority to Conduct Business. It is duly organized and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and the permits, consents, and qualifications necessary to operate its business as it is currently being conducted.

          7.3.2 Authority to Perform Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action, and does not constitute a breach by the warranting party of its organizational documents or of any contract or agreement to which the warranting party is a party or by which the warranting party or it assets are bound.

          7.3.3 Exchange of Information. It shall promptly furnish to the other party a complete and correct copy of any notice, report or other communication that it receives from the FDA or from any other governmental agency concerning the Product.

          7.3.4 Impairment of Obligation. Neither party has entered and will not hereafter enter into any agreement, the execution or performance of which would violate this Agreement or have an adverse effect upon its ability to perform this Agreement.

          7.3.5 Adverse Information. Each party will promptly notify the other party in writing of any fact, condition or information which may hereafter come to its attention and which may adversely affect the reliability, utility or marketability of the Product, including but not limited to, adverse scientific or technical studies or evaluations and threatened litigation or claims. If such adverse information requires that corrective or protective action be taken related to the Product, including, but not limited to, a recall, market withdrawal, stock recovery or label clarification, the recipient of such information will immediately notify the other of such requirement in writing, provide the other party with complete copies of all documentation related thereto, and provide all commercially reasonable assistance to the other party necessary to assure that such actions are taken or such requirements are satisfied.

          7.3.6 Confidential Information. All information communicated by each party to the other pursuant to this Agreement, including any Confidential Information gained by either of the parties or their representatives by reason of association with the other party in connection with the performance of any obligations under this Agreement, whether or not such Confidential Information was directly or intentionally communicated, is and shall at all times remain confidential.

              A.   Each of the parties agrees that:

                   (1) It shall not disclose any information or other material which is deemed confidential pursuant to this Agreement to any other person unless specifically authorized in writing by the other party to do so. In the event that any such written authorization to make disclosure is given, disclosure shall be made only within the limits and to the extent of such of authorization.

                   (2) It shall use its best efforts to prevent any inadvertent disclosure of any information deemed confidential hereunder to any Third Party by using at least the same care and/or discretion that it uses with similar data of its own that it deems confidential in the operation of its business.

              B. For purposes of this Section 7.3.6, the disclosure of confidential information to employees and agents of a party to this agreement shall not be deemed to be disclosure to a Third Party provided that the disclosure is made for purposes related to the performance by such party of its duties and obligations under this Agreement.

          7.3.7 Books and Records. Each party shall at all times during the continuance of this Agreement keep books and records in sufficient detail to permit verification of its compliance with the terms and conditions of this Agreement. All such books and records shall be available for inspection and copying by the other party or its designated representative at the principal place of business of the party keeping such books and records at reasonable times during regular business hours for purposes reasonably related to this Agreement.

          7.3.8 Further Assurances. Each of the parties shall take such acts and execute and deliver such documents and instruments as may reasonably be requested by the other party to enable the other party to perfect any of its rights under this Agreement, including any assignments, notices of assignment, or other registrations with applicable domestic and foreign governmental agencies.

8.  MANUFACTURING RIGHTS; ALTERNATIVE SUPPLY SOURCES

    8.1 RIGHT TO MANUFACTURE. MENTOR shall be released of its obligation under Section 7.2.3, above, and shall be entitled (either itself or through Affiliates or Third Parties) to manufacture the Product, or to have it manufactured by a Third Party for purchase by MENTOR and Affiliates of MENTOR, by giving not less than ten (10) days prior written notice of its intention to do so:

          8.1.1    If NAMS discontinues the manufacture of the Product; or

          8.1.2 If (a) during any period of twenty-four (24) consecutive months there are more than two occasions in which NAMS is unable to supply at least ninety percent (90%) of MENTOR's requirements, as forecasted by MENTOR pursuant to Section 6.6, above, during a period of ninety (90) consecutive days, and (b) NAMS fails to successfully implement appropriate corrective action to prevent a recurrence of NAMS's inability to supply sufficient Product to satisfy MENTOR's requirements during the ensuing two years; or

          8.1.3 If MENTOR terminates this Agreement due to the occurrence of a material event of default by NAMS that is not cured by NAMS within the applicable cure period; or

          8.1.4 If MENTOR's exclusive marketing and distribution rights have been terminated as to a designated Geographic Market Area pursuant to Section 5.6, above; provided however, that:

              A. If NAMS elects to and in fact continues to supply the Product to MENTOR for marketing and distribution in such Geographic Market Area on a non-exclusive basis pursuant to Section 7.1.13, above, then for a period of two years following the loss of its exclusive marketing and distribution rights for such Geographic Market Are, MENTOR (a) shall continue to purchase the Product from NAMS for distribution in such Geographic Market Area and (b) shall not manufacture the Product for distribution in such Area; and

              B. Any Product manufactured by MENTOR or procured by MENTOR from a Third Party may be marketed and distributed only in those Geographic Market Areas for which MENTOR's exclusive marketing and distribution rights have been terminated); or

          8.1.5    NAMS becomes Insolvent.

    8.2 TRANSITION PROCEDURES. If MENTOR becomes entitled and elects to begin manufacturing the Product, then unless such election is made pursuant to
Section 5.9 of this Agreement due to the conversion of its exclusive marketing and distribution rights to nonexclusive rights, upon the request of MENTOR NAMS shall provide such cooperation and assistance as may reasonably be necessary to enable MENTOR to design, engineer, manufacture, inspect and service the Product, and shall consult with and advise MENTOR with respect to proper plant layout and the selection of appropriate machinery, tools, equipment, and production flow necessary for the manufacture of the Product on a cost-effective basis. MENTOR shall reimburse NAMS, immediately against invoice therefor, any and all direct costs or expenses, including prorated salary, overhead and benefits for NAMS personnel, as such costs and expenses are incurred by NAMS in providing such cooperation and assistance.

          8.2.1 If the commencement of manufacturing operations by MENTOR is attributable to any reason other than the occurrence of an uncured event of default by NAMS, then at the request of NAMS the parties shall establish and implement mutually agreeable transition procedures to ensure the purchase by MENTOR of any inventory previously procured or produced by NAMS to fulfill purchase orders previously submitted by MENTOR pursuant to this Agreement (including any inventory or components MENTOR has authorized NAMS in writing to acquire in order to assure their availability to satisfy MENTOR's forecasted requirements).

          8.2.2 If the commencement of manufacturing operations by MENTOR is attributable to the occurrence of an event of Force Majeure over which NAMS had no control, and if NAMS restores its ability to manufacture and supply the Product within six (6) months after the date on which its manufacturing operations were disrupted, then MENTOR shall be obligated to resume purchasing its requirements for the Product from NAMS.

    8.3 RIGHT TO PROCURE FROM ALTERNATIVE SOURCES. Should NAMS be unable to supply all of the requirements of MENTOR and its Affiliates for the Product within the periods of time specified by this Agreement, then MENTOR shall be entitled to purchase from alternative sources sufficient quantities of the Product to satisfy that portion of its requirements that NAMS is unable to supply, but MENTOR shall be obligated to continue to purchase so much of its requirements for the Product as NAMS is able to supply unless and until MENTOR terminates this Agreement by reason of an uncured material default by NAMS in the performance of its obligations under this Agreement.

9.  TRADE NAMES AND TRADEMARKS

    9.1   MARKS OF NAMS.   The provisions of this Agreement permitting or
requiring MENTOR to place NAMS'S name and Marks on the Product and its packaging are not intended and shall not be construed to give MENTOR any interest or license in any such trademarks, trade names, labels or markings. MENTOR shall not make any use of NAMS's name or any trade name or trademark owned by NAMS except for the purpose of marketing and selling the Product in accordance with the provisions of this Agreement.

    9.2   MARKS OF MENTOR.   MENTOR shall be entitled to register and use its
own tradenames and trademarks for the purpose of marketing and distributing the Product for uses within the Field of Use. Any such names and marks shall constitute the proprietary property of MENTOR; NAMS shall not have any rights in any such names and marks, and MENTOR shall be entitled to continue to use such names and marks after the expiration of MENTOR's exclusive distribution rights under this Agreement. The provisions of this Agreement permitting or requiring NAMS to place MENTOR's name and Marks on the Product and its packaging are not intended and shall not be construed to give NAMS any interest or license in any such trademarks, trade names, labels or markings. Any uses by NAMS in its advertising or elsewhere of MENTOR's name or any trade name or trademark owned by MENTOR, or any name or mark similar thereto, shall be subject to the prior written approval of MENTOR in its sole discretion and shall be governed by a separate written agreement.

10. INFRINGEMENT CLAIMS

    10.1  WARRANTIES OF NAMS.  NAMS warrants and represents to MENTOR that:

          10.1.1 NAMS is the owner of and, to the best of its knowledge, has good and uncontested title to all of the intellectual property rights utilized to manufacture and produce the Product, free of any liens or claims by Third Parties. NAMS has full power and authority to enter into this Agreement without the approval or consent of any other Person. NAMS has not granted any other person the right to market or distribute the Product for use in the Field of Use.

          10.1.2 To the best of its knowledge and after having conducted a reasonable investigation, the formulation, manufacture (including but not limited to the process and materials used to produce the Product), sale or use of the Product as it exists on the Effective Date of this Agreement does not infringe any intellectual property rights of any Third Party including, without limitation, any now existing patents.

          10.1.3 In the performance of this Agreement, NAMS will not knowingly or willfully infringe any intellectual property rights of any Third Party including, without limitation, any now existing or subsequently issued patents.

          10.1.4 NAMS has no knowledge of any claims, disputes, or litigation proceedings pending or threatened as of the Effective Date with respect to the Product or the Technology or know-how used by NAMS in its manufacture, other than certain proceedings with Best Industries previously disclosed to MENTOR.

    10.2 CLAIMS AGAINST THIRD PARTIES. Should any actual or possible infringement or other violation by any Third Party of any Technology or other proprietary rights owned by NAMS come to the attention of either party to this Agreement, such party shall promptly notify the other party of the alleged infringement or violation. The parties hereto shall consult with one another with a view to reaching agreement as to the best means of eliminating the infringement or violation.

          10.2.1 Discretionary Litigation. Should NAMS elect or agree to commence litigation or other enforcement action or proceedings, then MENTOR shall be entitled to elect to pay its Proportionate Share of the costs and expense thereof and to receive its Proportionate Share of any net recovery resulting therefrom provided that MENTOR has a material interest in such proceedings or any potential recovery resulting therefrom. If MENTOR is not entitled or elects not to participate in any such action or proceeding, then NAMS shall bear the entire cost and expense thereof, and shall be entitled to retain the entirety of any resulting recovery.

          10.2.2 Duty to Cooperate. If NAMS elects to initiate litigation or other action or proceeding on account of an alleged infringement of any Technology owned by NAMS, and MENTOR elects not to participate in the costs and expense of prosecuting such action or proceeding, MENTOR shall nonetheless cooperate with NAMS in the prosecution of such action or proceeding provided satisfactory provisions have been made for the reimbursement by NAMS of all costs and expenses that MENTOR reasonably incurs in doing so.

    10.3 CLAIMS BY THIRD PARTIES. In the event of any threatened or actual suits against MENTOR by reason of its distribution and sale of the Product or the exercise by MENTOR of any license granted to MENTOR hereunder based on an allegation that the Product or the use of the Technology infringes on the intellectual property rights of a Third Party, MENTOR shall promptly inform NAMS and the parties shall jointly decide on steps to be taken under the circumstances. If the parties are unable to agree on a mutually acceptable course of action with respect to the defense of any such claim within sixty (60) days after it is first brought to the attention of NAMS, then:

          10.3.1 NAMS shall be responsible for the defense of such action, including the defense of MENTOR with counsel reasonably acceptable to MENTOR, and shall bear the cost and expense thereof, but MENTOR, at its election, shall be entitled to be represented in any such proceeding by independent counsel of its choosing at its own cost and expense.

          10.3.2 NAMS shall indemnify and hold MENTOR harmless with respect to any amounts becoming payable as damages to the claimant by reason of past infringement attributable to the sale of the Product or the use of any Technology owned by NAMS on the rights of the claimant.

          10.3.3 If the settlement or satisfaction of any such infringement claim requires the payment by MENTOR to any Third Party of damages or royalties on account of the sale or distribution of the Product, then MENTOR shall be entitled to deduct any such amounts paid to any such Third Party from any amounts thereafter becoming payable to NAMS under this Agreement.

    10.4 OBLIGATION TO MAKE PAYMENTS. Except as otherwise expressly provided by this Section 10, threatened or actual claims of infringement made against MENTOR by a Third Party, or possible or actual infringement claims asserted by NAMS or MENTOR against Third Parties, shall not excuse the obligation of MENTOR to continue to pay the transfer price for any Product being purchased from NAMS, but any such threat or claim shall constitute an Involuntary Business Disruption during:

          10.4.1 Any period during which the sale of the Product is restrained by an injunction or a temporary restraining order; and

          10.4.2 During the pendency of any action or proceeding in which damages are sought from NAMS or any of its distributors on account of the alleged infringement of the intellectual property rights of a Third Party by reason of the sale of the Product or the use of the Technology, unless NAMS establishes an escrow arrangement, posts a surety bond, or otherwise provides reasonable security for the performance of its indemnification obligations under this Agreement in an amount sufficient to protect MENTOR from any damage or loss that would result if MENTOR were to continue to market and distribute the Product during the pendency of any such action or proceeding and the claims were resolved adversely to NAMS.

11.  INSURANCE, INDEMNIFICATION AND LIMITATIONS ON LIABILITY

    11.1 NAMS'S LIABILITY INSURANCE. Beginning on the Term Commencement Date and continuing for a period of five (5) years from the date on which the last sale of a Product occurs, NAMS shall maintain (a) product liability insurance (containing both a Vendor's Additional Insured Endorsement and a Products Contractual Liability Endorsement) on the Product in amounts that are consistent with the amount of products liability insurance that are maintained by similarly situated companies selling comparable products for similar or related purposes, but in no event less than One Million Dollars ($1,000,000) first dollar coverage per occurrence and Five Million Dollars ($5,000,000) in the aggregate; and (b) general business liability insurance with minimum limits of One Million Dollars ($1,000,000) first dollar coverage per occurrence and Five Million Dollars ($5,000,000) in the aggregate. MENTOR shall be named as an additional insured in each policy of insurance required to be maintained by NAMS hereunder.

          11.1.1 The issuer of each such policy shall be a standard company licensed to issue insurance having a Best's rating of B+ or higher and a policy holder surplus of not less than Twenty-Five Million Dollars ($25,000,000). Each such policy shall provide for (a) the issuance of a reporting or tail coverage endorsement upon termination of (i) the base policy, (ii) the production, manufacturing, marketing and sale of the Product or (iii) the corporate existence of NAMS and (b) for not less than thirty (30) days' prior written notice to MENTOR of any proposed change in the nature, scope or amount of coverage. NAMS shall provide MENTOR with certificates of such insurance and evidence of the payment of premiums therefor, promptly upon request.

          11.1.2 The insurance coverage required to be maintained hereunder shall be subject to review and adjustment from time to the time at the request of either party to limits of liability that are mutually agreeable in order to assure a continuing level of insurance protection that, as nearly as practicable after taking relative costs and benefits into account, is consistent with the level of protection contemplated by the parties at the time they execute this Agreement, but no such adjustment shall be made more than once in any consecutive twelve-month period. Should the parties be unable to agree with respect to the nature or amount of such insurance coverage, then the dispute shall be resolved by an independent insurance consultant who has not previously performed services for either party. If the parties cannot agree on any such independent consultant, then such consultant shall be selected by the President of the Independent Insurance Brokers Association in Los Angeles, California.

    11.2 INDEMNIFICATION BY NAMS. NAMS shall promptly indemnify, defend and hold MENTOR (including its officers, directors, employees, and agents) harmless from and against any and all claims by Third Parties (whether based in contract or tort or otherwise arising by operation of law), losses, damages, penalties, expenses, settlements, or attorneys' fees arising out of or resulting from (i) any breach of a representation or warranty or failure to perform any covenant or obligation of NAMS under this Agreement; and (ii) any written representations or warranties made by NAMS regarding the Product. NAMS's contractual obligations to indemnify, defend and hold MENTOR harmless shall extend to all such third-party allegations or claims except to the extent that such allegations or claims have been established by a court of competent jurisdiction or other dispute resolution tribunal (including an arbitration panel) to have resulted from or to be attributable to the fault or neglect of MENTOR.

          11.2.1 Limitation on NAMS's Obligation. In any action or proceeding in which liability for personal injury resulting from the use of the Product is alleged to exist both against NAMS and MENTOR based in whole or in part upon theories of negligent design, negligent manufacturing, failure to warn, defective product, product liability, strict liability or any other theory of liability directly related to the Product.

              A.   If MENTOR so requests, NAMS shall be obligated by this
Section 11.2 to defend MENTOR, notwithstanding that allegations are also made that MENTOR (a) breached a written representation or warranty given by MENTOR under this Agreement or to its Customers, or (b) was negligent in connection with its marketing and distribution of the Product, unless NAMS elects to name MENTOR as a cross-defendant in such action or proceeding.

                   (1) If NAMS elects to name MENTOR as a cross-defendant in any such action or proceeding, then each party shall provide its own defense, and each party shall be entitled to be indemnified by the other with respect to any damages, costs or expense established by a court of competent jurisdiction or other dispute resolution tribunal (including an arbitration panel) to have resulted from or to be attributable to the fault or neglect of the other party.

                   (2) If allegations are made against MENTOR in any such action or proceeding and (i) NAMS does not name MENTOR as a cross-defendant therein, and (ii) MENTOR declines to provide its own defense with respect thereto, and (iii) MENTOR subsequently acknowledges, or it is determined, that MENTOR is liable by reason of the facts set forth in such allegations, then, in addition to its indemnification obligation with respect to those damages for which it is determined to be liable, MENTOR shall also be liable to NAMS for that portion of the costs and fees incurred by NAMS in defending such action or proceeding that is equal to MENTOR's percentage of liability for the damages awarded in any such action or proceeding.

              B. If MENTOR requests NAMS to accept the defense both of NAMS and MENTOR in any action or proceeding that is the subject of this Section 11.2, then NAMS shall be entitled to condition its agreement to providing a defense to MENTOR on MENTOR's stipulating in writing that (a) any information coming to the attention of NAMS's counsel with respect to the actions and conduct of MENTOR and its employees and agents, including information provided by such employees and agents, may be shared with NAMS and
(b) if a conflict of interest subsequently develops that precludes such counsel from continuing to represent both NAMS and MENTOR, then NAMS's designated counsel shall nonetheless be entitled to continue to represent NAMS, notwithstanding that it may previously have received information that might be prejudicial to the interests of MENTOR.

          11.2.2 Defense Procedure. MENTOR shall notify NAMS in writing within ten (10) days of the assertion of any claim or discovery of any fact upon which MENTOR intends to base a claim for defense and/or indemnification under this Agreement. The failure to so notify NAMS shall not relieve NAMS of the duty to defend and indemnify MENTOR with respect to such claim except to the extent the defense of such claim is actually prejudiced thereby.

          11.2.3 Participation in and Control of Defense. If NAMS is obligated to defend MENTOR in a lawsuit, arbitration, negotiation, or other proceeding concerning a claim pursuant to this Agreement, MENTOR shall have the right to engage separate counsel, at MENTOR's expense, to monitor and advise MENTOR about the status and progress of the defense or to otherwise represent the interests of MENTOR. To be entitled to sole control of the defense, upon request by MENTOR, NAMS shall demonstrate, to the reasonable satisfaction of MENTOR, NAMS's financial ability to carry out its defense obligations (and its indemnity obligations, if any). MENTOR shall in any event provide such cooperation and assistance in the conduct of any such defense as NAMS may reasonably request.

    11.3 INDEMNIFICATION BY MENTOR. MENTOR shall indemnify defend and hold NAMS (including its officers, directors, employees, and agents) harmless from and against any and all claims by Third Parties (whether based in contract or tort or otherwise arising by operation of law), losses, damages, penalties, expenses, settlements, or attorneys' fees that are established by a court of competent jurisdiction or other dispute resolution tribunal (including an arbitration panel) to have resulted from or to be attributable to (a) a breach of a written representation or warranty or failure to perform any covenant or obligation of MENTOR under this Agreement, (b) any breach of a product warranty given by MENTOR which (i) exceeds the warranty given by NAMS or (ii) applies to a kit component supplied by MENTOR, or (c) any negligent acts or omissions of MENTOR in connection with its marketing and distribution of the Product or kit components supplied by MENTOR.

          11.3.1 Limitation on MENTOR's Obligation. In any action or proceeding in which liability for personal injury resulting from the use of the Product is alleged to exist both against MENTOR and NAMS based in whole or in part upon theories of negligent manufacturing, defective product, product liability, strict liability or similar theories of law:

              A. MENTOR shall not be obligated by this Section 11.3 to defend NAMS solely because allegations are also made that MENTOR (a) breached a written representation or warranty given by MENTOR under this Agreement or to its Customers, or (b) was negligent in connection with its marketing and distribution of the Product; but

              B. If such allegations are made and (i) MENTOR declines to defend NAMS with respect thereto, and (ii) MENTOR subsequently acknowledges, or it is determined, that MENTOR is liable by reason of the facts set forth in such allegations, then MENTOR shall be liable to NAMS for that portion of the costs and fees incurred by NAMS in defending such action or proceeding that is equal to MENTOR's percentage of liability for the damages awarded in any such action or proceeding.

          11.3.2 Defense Procedure. NAMS shall notify MENTOR in writing within ten (10) days of the assertion of any claim or discovery of any fact upon which NAMS intends to base a claim for defense and/or indemnification under this Agreement. Subject to the provisions of Section 11.3.1, above, NAMS's failure to so notify MENTOR shall not relieve MENTOR of the duty to defend and indemnify NAMS with respect to such claim except to the extent the defense of such claim is actually prejudiced thereby.

          11.3.3 Participation in and Control of Defense. If MENTOR is obligated or elects to defend NAMS in a lawsuit, arbitration, negotiation, or other proceeding concerning a claim pursuant to this Agreement, NAMS shall have the right to engage separate counsel, at NAMS's expense, to monitor and advise NAMS about the status and progress of the defense or to otherwise represent the interests of NAMS. To be entitled to sole control of the defense, upon request by NAMS, MENTOR shall demonstrate, to the reasonable satisfaction of NAMS, its financial ability to carry out its defense obligations (and its indemnity obligations, if any).

    11.4 LIMITATION OF LIABILITY. WITH RESPECT TO CLAIMS MADE BY ONE PARTY (A "CLAIMANT") AGAINST THE OTHER (A "DEFENDANT") UNDER THIS AGREEMENT FOR CLAIMS NOT ARISING OR RESULTING FROM OR BASED UPON THIRD-PARTY CLAIMS, THE DEFENDANT SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER A CLAIM AGAINST THE DEFENDANT SOUNDS IN CONTRACT OR TORT (INCLUDING, BUT NOT LIMITED TO, ACTIONS BASED ON ANY ALLEGED JOINT OR SOLE NEGLIGENCE OR THE DEFENDANT).

12. TERM AND TERMINATION

    12.1 COMMENCEMENT. This Agreement shall commence on the Effective Date hereof and, unless (a) extended pursuant to Section 4.2 of this Agreement or (b) sooner terminated as provided by this Agreement, shall continue for a term of five (5) Sales Years from the Term Commencement Date.

    12.2 PARTIAL TERMINATIONS. NAMS shall be entitled to terminate MENTOR's exclusive marketing and distribution rights with respect to a specific Geographic Market Area as provided in Section 5.6, above, if the parties are unable to develop marketing plans and strategies that enable MENTOR to attain and retain the Target Market Share, but no such termination shall be deemed to be a termination for cause or to entitle NAMS to recover damages or any other amounts from MENTOR. Should NAMS exercise such right, then MENTOR shall be entitled to terminate this Agreement, or to begin manufacturing the Product or procuring it from other sources for distribution in such Geographic Market Area as provided by Section 5.9, above.

    12.3 TERMINATION FOR CAUSE. Any party who is not in material default in the performance of its obligations under this Agreement shall be entitled to terminate this Agreement for cause by giving written notice of intention to terminate, specifying the effective date of termination, not less than thirty
(30) days prior to the effective date of termination, upon the occurrence of any of the following events:

          12.3.1 The other party (herein, a defaulting party") has committed a material breach of any warranty, representation or covenant under this Agreement, including the obligation to pay any amount owing under this Agreement when due, and such breach remains uncured after written notice of default, specifying the nature thereof, has been given to the defaulting party unless, prior to the expiration of the applicable cure period, the defaulting party has commenced and thereafter pursues with diligence to completion those actions necessary to cure within the applicable cure period any such breach or default that is capable of being cured. The applicable cure period shall be thirty (30) days, but shall be subject to extension for a reasonable period of time if the default (a) is not curable by the payment of amounts owing to the other party that are past due, and (b) is of such a nature that it cannot reasonably be cured with due diligence within thirty (30) days.

          12.3.2   The other party becomes Insolvent.

    12.4 RIGHTS AND DUTIES UPON TERMINATION. Upon termination of this Agreement for any reason:

          12.4.1 Any sublicenses entered into by MENTOR shall automatically terminate.

          12.4.2 Each party shall return to the providing party all copies of any Confidential Information that was provided by one party to the other during the course of this Agreement.

          12.4.3 MENTOR shall be entitled to continue to market and sell its existing inventory of the Product to the extent permitted by law until such inventory has been exhausted provided that such sales are made at prices and on terms that are consistent with MENTOR's past practices.

          12.4.4 NAMS shall continue to accept Product returns made pursuant to Section 6.17, above, and shall, at its option, either replace the Product or issue a credit directly to the Customer.

          12.4.5 Each party shall continue to be bound by the provisions of this Agreement which, by their nature, extend beyond or cannot be fully performed prior to the effective date of termination, including (a) indemnification obligations and (b) provisions relating to the protection, nondisclosure and restrictions on use of Confidential Information, including any Confidentiality Agreements previously entered into by the parties.

    12.5 SURVIVAL OF REMEDIES. The termination of this Agreement pursuant to this Section shall be without prejudice to any rights or any remedies to which the terminating party is entitled, if any, due to the material breach by one of the parties of any warranty, representation or covenant given by the defaulting party under this Agreement. The limitation on the liability of MENTOR with respect to its failure to attain and retain Target Market Share shall not be construed to insulate MENTOR for liability for actual damages caused by its tortious conduct or by its wrongful breach of its obligations under this Agreement.

13. GENERAL PROVISIONS

    13.1 NOTICES. Any notices permitted or required hereunder shall be in writing and shall be deemed to have been given (a) on the date of delivery if delivery of a legible copy was made personally or by facsimile transmission, or
(b) on the third (3rd) business day after the date on which mailed by registered or certified mail, return receipt requested, addressed to the party for whom intended at the address set forth on the signature page of this Agreement or such other address, notice of which is given as provided herein.

    13.2 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors, assigns and legal representatives. No party hereto shall have the right to transfer or assign its interest in this Agreement, without the prior written authorization of the other party hereto, except that (a) either party may freely assign this Agreement to any Affiliate and (b) either party shall have the right to assign its rights and licenses and to delegate its duties under this Agreement to any third party who purchases substantially all of the business assets of the assignor or who succeeds to the business of the assignor by reason of a merger or consolidation. The assignment by either party of any rights under this Agreement shall not relieve the assigning party from any of its obligations under this agreement.

    13.3 FORCE MAJEURE. Neither of the parties shall be liable for any delay or default in performing its obligations hereunder if such delay or default is caused by Force Majeure, provided that the party so affected (a) promptly gives written notice of the occurrence of such event and the likely effects thereof, and (b) resumes the performance of its obligations with due diligence as soon as practicable after the effects of any such event have been alleviated.

    13.4 GOVERNING LAW. This Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of California.

    13.5 RESOLUTION OF DISPUTES. The parties hereto (a) mutually consent and submit to the jurisdiction of any state or federal court of competent jurisdiction located in the City of Los Angeles, State of California, in any action or proceeding arising out of or relating in any manner to this Agreement,
(b) each waive any claim that any such state or federal court is an inconvenient forum, and (c) each irrevocably agree that any and all actions or proceedings arising out of or relating to this Agreement or from transactions contemplated herein shall be exclusively heard only in such state or federal court.

    13.6 COSTS OF ENFORCEMENT. Should any action or proceeding be necessary to construe or enforce this Agreement, then the party prevailing in any such action or proceeding shall be entitled to recover all court costs and reasonable attorneys' fees, to be fixed by the court and taxed as part of any judgment entered therein, and the costs and fees incurred in enforcing or collecting any such judgment.

    13.7 INDEPENDENT CONTRACTORS. Each of the parties to this Agreement understands and stipulates that they are independent contractors, and that this Agreement is not intended and shall not be construed to make either party a partner, joint venturer, employee, agent, or legal representative of the other party for any purpose whatsoever. Neither party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party hereto or to bind the other party hereto in any manner or thing whatsoever.

    13.8 COMPLETE AGREEMENT. This written instrument, together with any exhibits or appendices referred to herein, constitutes the entire understanding of the parties with respect to subject matter of this Agreement and it may not be amended except by an instrument in writing signed by the party alleged to be bound thereby.



                      (Signatures appear on the following page)